                                                                Exhibit 99(b)(1)




                                        April 28, 1997



CTS Corporation
905 West Boulevard, North
Elkhart, Indiana 46514

Ladies and Gentlemen:

     CTS Corporation, an Indiana corporation ("CTS"), has requested credit facilities (the "FACILITIES") in the aggregate principal amount of $125,000,000 (the "AGGREGATE COMMITMENT").

     CTS has indicated that it has formed or intends to form a wholly-owned first-tier subsidiary ("Sub 1") and a wholly-owned second-tier subsidiary ("Sub 2") both incorporated in the State of New York which will acquire Dynamics Corporation of America ("TARGET") in a two-step transaction which is subject to approval of Target's Board of Directors. CTS has indicated that (i) the acquisition of Target will be made by a tender offer by Sub 1 (the "TENDER OFFER") followed by a merger of Sub 2 with and into Target (the "MERGER") and
(ii) prior to the consummation of the Tender Offer, the directors of CTS, the directors and stockholders of Acquisition and the directors of Target will approve, and Acquisition and Target will execute and deliver, an Agreement and Plan of Merger (the "MERGER AGREEMENT").

     NBD Bank, N.A. ("NBD") is pleased to provide you with a financing commitment for, and to agree to act as the administrative agent (the "AGENT") in connection with, the entire amount of the Facilities on the terms and conditions set forth in the term sheet attached hereto ("TERM SHEET") and subject to the conditions set forth in this letter (the "COMMITMENT LETTER"), and First Chicago Capital Markets, Inc. ("FCCM"), an affiliate of the Agent, as arranger (the "ARRANGER") is pleased to provide CTS and Acquisition with its undertaking to syndicate all or a portion of the Facilities to a syndicate of lenders (collectively, including NBD, the "LENDERS"). While NBD's agreement herein is to provide the entire amount of the Facilities on a fully underwritten basis, the Arranger reserves the right to syndicate all or a portion of the Facilities to additional Lenders, with a corresponding reduction in the Agent's commitment upon the funding of such syndicated portion. In the event that commitments in excess of the Aggregate Commitment are received, the Arranger reserves the right to reduce the Agent's initial commitment and to allocate commitments among the Lenders in consultation with CTS.

          The agents, officers and employees of each of NBD and FCCM will have the right to share information received from CTS and Target and their affiliates and their respective agents,

CTS Corporation
April 28, 1997
Page 2

officers, and employees solely for the purpose of evaluating, structuring, negotiating and consummating the acquisition and financing transactions contemplated in this Commitment Letter and the Term Sheet subject to customary requirements regarding the confidentiality of such information.

     CTS agrees to (i) reimburse the Agent and the Arranger for all out-of-pocket expenses (including the reasonable fees of outside counsel and time charges for inside counsel) incurred in connection with this Commitment Letter, the Term Sheet and the Fee Letter (as defined below), the transactions contemplated hereby and thereby and the Agent's and the Arranger's due diligence in connection therewith, including without limitation reasonable travel expenses and costs incurred in connection with the preparation, negotiation, execution, administration, syndication, and enforcement of any document relating to this transaction and its role hereunder, (ii) indemnify and hold harmless the Agent, the Arranger, Lenders and their respective officers, employees, agents and directors (collectively, the "INDEMNIFIED PERSONS") against any and all losses, claims, damages, or liabilities of every kind whatsoever to which the Indemnified Persons may become subject in connection in any way with the transactions which are the subject of this Commitment Letter, including without limitation expenses incurred in connection with investigating or defending against any liability or action whether or not a party thereto, except to the extent any of the foregoing is found in a final judgment by a court of competent jurisdiction to have arisen from such Indemnified Person's gross negligence or willful misconduct; and (iii) assert no claim against any Indemnified Persons seeking consequential, exemplary or punitive damages on any theory of liability in connection in any way with the transactions which are the subject of this Commitment Letter. The obligations described in this paragraph are independent of all other obligations of CTS hereunder and under the Loan Documents, shall survive the expiration, revocation or termination of this Commitment Letter, and shall be payable whether or not the financing transactions contemplated by this Commitment Letter shall close. The Agent's and the Arranger's respective obligations under this Commitment Letter are enforceable solely by the party signing this Commitment Letter and may not be relied upon by any other person. IF THIS COMMITMENT LETTER, THE TERM SHEET, THE FEE LETTER, OR ANY ACT, OMISSION OR EVENT DESCRIBED IN THIS PARAGRAPH BECOMES THE SUBJECT OF A DISPUTE, THE PARTIES HERETO EACH HEREBY WAIVES TRIAL BY JURY. CTS agrees not to settle any claim, litigation or proceeding relating to this transaction (whether or not the Agent or the Arranger is a party thereto) unless such settlement releases all Indemnified Persons from any and all liability in respect of such transaction or unless each Indemnified Person approves such settlement.

     The Agent's commitment and the Arranger's undertaking hereunder is subject to and contingent upon (i) the effectiveness of the MERGER AGREEMENT, (ii) the preparation, execution, and delivery of a mutually acceptable credit agreement ("CREDIT AGREEMENT") and other loan documents (collectively, the "LOAN DOCUMENTS") incorporating, without limitation, substantially the terms and the conditions outlined herein and in the Term Sheet; and (iii) the Agent's and the

CTS Corporation
April 28, 1997
Page 3

Arranger's respective determination that, except for facts and circumstances that have been disclosed to the Agent prior to the date of this Commitment Letter, (a) there is an absence of a material adverse change in the business, financial condition, operations or prospects of (x) CTS from that reflected in the financial statements as of and for the period ended December 31, 1996 previously delivered to the Agent or (y) Target from that reflected in the financial statements as of and for the period ended December 31, 1996 previously delivered to the Agent; and (b) the absence of any declaration of a banking moratorium or any limitation or suspension of payments in respect of the extension of credit by banks or other lending institutions in the United States. If, between the date hereof and June 16, 1997, the Agent and the Arranger determine that an adverse change has occurred in the primary and secondary loan syndication markets or capital markets generally or an increase in interest rates has occurred, then, although NBD's obligation to provide the entire amount of the Facilities on a fully-underwritten basis shall remain binding, NBD may increase by pricing prescribed in the pricing grid in the Term Sheet to reflect the effect of such change.

     The Arranger will, in consultation with CTS, manage all aspects of the syndication, including, without limitation, decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among the Lenders and the amount and distribution of the fees discussed herein among the Lenders. To assist the Arranger in its syndication efforts, CTS shall (a) provide and cause its advisors to provide the Arranger upon request with all information deemed reasonably necessary by it to complete successfully the syndication, including, without limitation, all information and projections prepared by CTS or on CTS's behalf relating to the transactions contemplated hereby; (b) cause its advisors and the management of CTS to actively participate in both the preparation of an information package regarding the operations and prospects of CTS and Target and the presentation of the information to prospective Lenders; (c) not make any statement publicly about the Commitment or the Facilities which might negatively affect the Arranger's ability to syndicate the Facilities; and (d) assist, if the Arranger so requests, restructuring in a manner mutually acceptable to the Arranger and CTS if, in the Arranger's judgment, any portion of the syndication shall have been unsuccessful; provided that CTS's obligations under this clause (d) will in no event limit NBD's agreement to provide the entire amount of the Facilities on a fully-underwritten basis.

     After CTS has publicly announced the transaction, CTS authorizes each of the Agent and the Arranger to answer inquiries from the media with respect to the existence, amount, tenor, pricing, and with the prior approval of CTS, other aspects of Facilities. The foregoing authorization shall remain in effect unless CTS notifies each in writing that such authorization is revoked.

     Please indicate your acceptance of this commitment by the Agent and undertaking by the Arranger in the space indicated below and return a copy of this letter so executed to the Agent.

CTS Corporation
April 28, 1997
Page 4

This commitment and undertaking will expire at 5 p.m., Indianapolis time, on April 30, 1997 unless on or prior to such time the Agent and the Arranger shall have received a copy of this letter and the fee letter of even date herewith (the "Fee Letter") among CTS, the Agent and the Arranger, each executed by CTS. This commitment and undertaking will expire at 5 p.m., Indianapolis time, on June 16, 1997 unless on or prior to such time the Agent and the Arranger shall have received written notice from CTS to activate this commitment and proceed with documentation together with payment of the fee required under paragraph 1(a) of the Fee Letter. Notwithstanding timely acceptance of the commitment pursuant to the preceding sentence, the commitment will automatically terminate unless definitive Loan Documents are executed on or before October 15, 1997. By its acceptance hereof, CTS agrees to pay the Agent and the Arranger the initial commitment fee described in paragraph 3(a) the Fee Letter.

     By its acceptance hereof, CTS hereby authorizes each of the Agent and the Arranger, at their respective sole expense and with the prior approval by CTS, subsequent to the consummation of the Tender Offer and Merger to publish such tombstones and give such other publicity to the Facilities as each may from time to time determine in its sole discretion.

     By accepting delivery of this Commitment Letter, the Fee Letter and the Term Sheet, CTS hereby agrees that, prior to executing this Commitment Letter, CTS will not disclose either expressly or impliedly, without the Agent's and the Arranger's consent, to any person any of the terms of this Commitment Letter, the Fee Letter or Term Sheet, or the fact that this Commitment Letter, the Fee Letter or Term Sheet or the financing proposal represented thereby exists except that CTS may disclose any of the foregoing to any employee, financial advisor (BUT NOT TO ANY FINANCIAL ADVISOR WHICH MAY BE A PROVIDER OF SENIOR DEBT IN THIS TRANSACTION) or attorney of CTS to whom, in each case, it is necessary to disclose such information so long as any such employee, advisor or attorney is directed to observe this confidentiality obligation. Upon CTS's execution of this Commitment Letter, CTS may make public disclosure of the existence and the amount of the commitment; and CTS may file a copy of the Commitment Letter(but not the Fee Letter), or make such other disclosures if such disclosure is, in the opinion of CTS's counsel, required by law. If CTS does not accept this commitment, CTS is to immediately return this Commitment Letter, the Fee Letter and the Term Sheet (and all copies of the foregoing and all prior versions thereof) to the Agent.

CTS Corporation
April 28, 1997
Page 5

     This Commitment Letter and Term Sheet supersede any and all prior versions thereof. This Commitment Letter shall be governed by the internal laws of the State of Indiana, and may only be amended by a writing signed by both parties.

                                   Sincerely,

                                   NBD BANK, N.A.,
                                   individually and as Agent


                                   By:
                                      ------------------------------------------
                                   Jacqueline M. Hopkins, Authorized Officer


                                   FIRST CHICAGO CAPITAL MARKETS, INC.,
                                   as Arranger


                                   By:
                                      ------------------------------------------
                                   Jacqueline M. Hopkins, Managing Director




Accepted and agreed:

CTS CORPORATION


By:
   -------------------------------------

Title:
      ----------------------------------
Date:
     -----------------------------------

                                      TERM SHEET
                                   CTS CORPORATION
                                    April 28, 1997


This Term Sheet is delivered with a Commitment Letter of even date herewith. Capitalized terms used herein shall have the meanings set forth in the Commitment Letter.


                                    THE FACILITIES


BORROWER:               CTS

AMOUNT: Up to U.S. $125,000,000 (the "AGGREGATE COMMITMENT"), comprised of loans ("LOANS") and letters of credit ("LETTERS OF CREDIT") under the facilities described below (the "FACILITIES").

ARRANGER:               First Chicago Capital Markets, Inc. (the "ARRANGER")

ADMINISTRATIVE AGENT:   NBD Bank, N.A. (the "AGENT")

LENDERS: A group of lenders to be determined (collectively, together with the Agent in its capacity as lender, the "LENDERS").

DOCUMENTATION:          The Facilities will be evidenced by a Credit Agreement,
                        notes and other Loan Documents mutually satisfactory to the Borrower and the Lenders.

Syndication
MANAGEMENT:             The Arranger, in consultation with the Borrower, will
                        manage all aspects of the syndication including, without limitation, the timing of offers to potential
                        Lenders, the amounts offered to potential Lenders, the acceptance of commitments and the compensation provided, all as set forth in the Commitment Letter.
                        The Arranger shall, in consultation with the Borrower, allocate the commitments received from the various
                        Lenders.

                                FACILITY A:  TERM LOAN

AMOUNT:                 Up to U.S. $50,000,000 (the "FACILITY A COMMITMENT").

BORROWER:               CTS

PURPOSE: To fund the purchase of shares of Target's common stock pursuant to the Tender Offer.

MATURITY:               Six years from the closing date of the Facilities (the
                        "CLOSING DATE").

AMORTIZATION:           To be determined.

                    FACILITY B:  REVOLVING CREDIT/LETTER OF CREDIT

AMOUNT:                 Up to U.S. $75,000,000 (the "FACILITY B COMMITMENT")

BORROWER:               CTS

PURPOSE: To provide funds for (i) the purchase of Target's common stock pursuant to the Tender Offer and (ii) the working capital needs of CTS and its subsidiaries with a sublimit of $5,000,000 for standby Letters of Credit.

MATURITY:               All outstanding amounts will be due and payable six
                        years from the Closing Date.

Letters of
CREDIT: The Agent will issue standby Letters of Credit for the account of CTS in an aggregate face amount not to exceed $5,000,000. No letter of credit will be issued with an expiration date which is longer than one year from the date of issuance (other than pursuant to evergreen renewal provisions with respect to Letters of Credit in support of existing industrial development or industrial revenue bond financings) or which is later than the final maturity date of Facility B. Lenders will hold pro rata risk participations in each Letter of Credit.




                                         FEES

                        The Borrower will pay the following fees:

COMMITMENT FEE:         A commitment fee at the per annum percentage set forth
                        on the pricing grid attached hereto on the average daily unused portion of the Facility B Commitment payable quarterly in arrears to the Lenders (including the Agent) ratably from the Closing Date until termination of the Facility B Commitment.

Agent and
OTHER FEES:             Such fees payable to the Arranger and the Agent as are
                        specified in the fee letter among the Agent, the Arranger, and CTS.

Letter of Credit
FEES: In connection with each Letter of Credit issued under Facility B, a letter of credit fee at the per annum rate equal to the Applicable Margin on Eurodollar Loans under Facility B on the undrawn face amount of such Letter of Credit, payable quarterly in advance to the Agent for the account of the Lenders. In addition, a Letter of Credit fronting fee of 1/4% on the face amount of the Letter of Credit shall be payable to the Agent in its capacity as issuer and, in connection with the issuance of or any draw under any Letter of Credit, customary processing and other fees charged by such issuing Lender.

                                  INTEREST RATES

                        At the applicable Borrower's option:

                                  FACILITIES A AND B

                             Floating Rate
                             Eurodollar Rate plus the Applicable Margin

                        "APPLICABLE MARGIN" is defined in the pricing grid attached as an Exhibit A hereto, based on certain financial performance criteria as described in the pricing grid.

                        "EURODOLLAR RATE" means the rate offered by the Agent in the London interbank market for deposits in the amount of, and for a maturity corresponding to, the Agent's portion of the loan, as adjusted for maximum statutory reserves.

                        "FLOATING RATE" means the higher of the Prime Rate or the federal funds rate plus 0.5% per annum.

                        "PRIME RATE" means the rate of interest announced by the Agent from time to time as its prime rate, changing when and as said prime rate changes.

                        Eurodollar Rate interest periods shall be one, two, three, or six months. Interest shall be payable in arrears on the last day of each interest period and, in the case of an interest period longer than three months, quarterly, and upon any prepayment. All interest and fees will be computed for actual days elapsed on a 360-day year basis.

                        The Credit Agreement will include customary provisions relating to yield protection, availability, and capital adequacy. During the continuance of an Event of Default, the interest rate will be equal to the then-highest rate applicable under the respective Facilities plus 2% per annum and the letter of credit fee will be increased by 2% per annum.

                        To facilitate syndication, the Eurodollar Rate will not be made available, at the Agent's sole option, for the first 90 days following the initial funding of the loans for Interest Periods longer than 14 days. Prior to the earlier of completion of the primary syndication of the Facilities, as determined by the Arranger, and 90 days following the initial funding of the loans, in connection with any assignment of any portion of the Facilities if Eurodollar Rate loans are outstanding, breakage costs in connection with such assignments shall be paid by the Borrower. If, in the determination of the Arranger, primary syndication has been completed prior to the closing, there will be no restrictions on use of the Eurodollar Rate or breakage costs in connection with assignments.


                                     PREPAYMENTS

Mandatory --
SALE OF ASSETS:         Upon the sale, transfer, or other disposition of any
                        assets permitted under the Credit Agreement (other than the sale of inventory in the ordinary course of business and certain other dispositions to be agreed
                        on), the net cash proceeds of which exceed $10,000,0000 in any 12-month period, the Borrower shall make a mandatory prepayment in an amount equal to 100% of the proceeds (net of income taxes and expenses of sale) realized from any such sale, transfer, or other disposition. Any such prepayment will be applied to Facility A until paid in full.

Debt or Equity
ISSUANCE:               Upon the issuance of any debt security other than
                        certain permitted indebtedness to be specified in the Credit Agreement), the Borrower shall make a mandatory prepayment of 100% of the net proceeds thereof applied to Facility A until paid in full. Upon the issuance of any equity in excess of $30,000,000 other than in connection with stock issued as compensation to employees or in connection with stock issued in connection with the Tender Offer or the Merger or any transaction related thereto, the Borrower shall make a mandatory prepayment of 50% of the net proceeds thereof applied to Facility A until paid in full.

Voluntary
PREPAYMENTS:            Facility A may be prepaid in whole or in part on one
                        day's notice, provided that such payments will be in amounts of at least $2,000,000 and multiples of $1,000,000 in excess thereof; and the Facility B
                        Commitment may be permanently reduced without premium on one day's notice, provided such payments will be in an amount of at least $2,000,000 and multiples of $1,000,000 in excess thereof.

Allocation of
PREPAYMENTS:            All voluntary and mandatory prepayments applied to
                        Facility A shall be applied to the principal installments thereof in the inverse order of maturity.


                                CONDITIONS OF LENDING

The Loan Documents shall be in form and substance acceptable to the Lenders and the Borrower. The Credit Agreement shall include, without limitation, conditions precedent, representations and warranties, covenants, events of default, indemnification (of the Agent, the Arranger, and the Lenders), and other provisions customary for such financings and generally consistent with the terms specified herein.


                                 CONDITIONS PRECEDENT

Usual conditions to each loan (including absence of default or unmatured default and absence of material adverse change from CTS's consolidated financial statements as of December 31, 1996 previously delivered to the Agent). Additional conditions precedent to initial loan will include without limitation those set forth below.

INITIAL FUNDING:        Initial funding shall occur no later than October 15,
                        1997.

Tender Offer
AND APPROVALS:          All conditions precedent to the consummation of the
                        Tender Offer shall have been satisfied or waived with the approval of the Agent (such approval not to be unreasonably withheld). Borrower, Sub 1, Sub 2 and
                        Target shall have entered into the Merger Agreement, which shall be in form and substance acceptable to the Agent; the Merger Agreement shall have been approved by all necessary corporate action of Borrower, Sub 1, Sub
                        2 and Target, except approval by Borrower's and Target's shareholders, and shall not have been amended, waived or modified in any material respect without the approval of the Agent (such approval not to be unreasonably withheld); there shall not have occurred or exist any material breach or default under the Merger Agreement. The representations and warranties contained in the Merger Agreement shall be true and correct in all material respects on the Tender Offer funding date.

LITIGATION:             Absence of injunction or temporary restraining order
                        which, in the judgment of the Agent, would prohibit the making of the loans or the consummation of the Tender
                        Offer or Merger; and absence of litigation seeking such an injunction or restraining order.

FINANCIAL STATEMENTS:   The Agent and the Required Lenders shall have received:
                        (i) PRO FORMA opening financial statements giving effect to the Tender Offer and Merger which must demonstrate, in their reasonable judgment, together with all other information then available to the Agent and Required Lenders, that CTS and its subsidiaries can repay their debts and satisfy their respective other obligations as and when due, and can comply with the financial covenants acceptable to the Agent, and (ii) such information as the Agent may reasonably request to confirm the tax, legal, and business assumptions made in such PRO FORMA financial statements.

LEGAL: All legal (including tax implications) and regulatory matters shall be satisfactory to the Agent.

REGULATIONS:            Compliance with all applicable requirements of
                        Regulations G, T, U, and X of the Board of Governors of the Federal Reserve System.

NO DEFAULT; NO MAC:     No Event of Default or event which, with the giving of
                        notice, or the lapse of time, or both, would constitute an Event of Default shall exist on the funding date and no material adverse change in the business, financial condition, operations, or prospects since (i) December 31, 1996, in case of CTS and its subsidiaries and (ii) December 31, 1996, in the case of Target, shall have occurred.

CUSTOMARY DOCUMENTS:    Receipt of other customary closing documentation
                        including, without limitation, legal opinions of counsel to CTS, acceptable to the Agent.

                                      COVENANTS

COVENANTS:              The Credit Agreement will contain customary covenants
                        substantially similar in scope and effect to the covenants contained in the Borrower's existing credit facility with NBD Bank, N.A., including, without limitation, restrictions (subject to exceptions, as appropriate, to be negotiated) on the following:

                        - liens and encumbrances
                        - dividends/restricted payments after default
                        - guarantees
                        - sale and leaseback transactions
                        - sale of assets
                        - consolidations and mergers
                        - investments and acquisitions
                        - loans and advances
                        - indebtedness
                        - compliance with pension, environmental, and other laws
                        - operating leases
                        - transactions with affiliates
                        - changes in line of business
                        - prepayment of other debt
                        - permit inspection of records and assets

FINANCIAL COVENANTS:    The Credit Agreement will contain the following
                        financial covenants (more fully described in Exhibit B) pertaining to:

                        - net worth
                        - leverage ratio
                        - fixed charge coverage ratio

                            REPRESENTATIONS AND WARRANTIES

Usual representations and warranties in connection with each loan shall be included in the Credit Agreement including, but not limited to, absence of material adverse change, absence of material litigation, absence of default or unmatured default, representations regarding environmental issues, priority of the Lenders' liens, compliance with all material requirements of law and contracts, and compliance with Regulations G, T, U, and X.

                                       DEFAULTS

Customary events of default including, without limitation, cross-default to occurrence of a default (whether or not resulting in acceleration) under any other agreement governing indebtedness of CTS or any of its subsidiaries the outstanding principal amount of which indebtedness is in excess of $5,000,000 and change of control (beneficial ownership of 40% or more of the stock of CTS by any person or group).

                            ASSIGNMENTS AND PARTICIPATIONS

Each Lender may, in its sole discretion, sell participations and may, in a manner acceptable to the Agent and the Borrower, whose consent will not be unreasonably withheld, sell assignments in the loans and in its commitment and disclose information to prospective participants and assignees, and share, at its option, any fees with such participants and assignees, PROVIDED that any assignments shall be in a minimum amount of $5,000,000 or, if less, all of the assigning Lender's remaining Loans and participations in letter of credit.

The assignor shall pay an assignment fee (each an "ASSIGNMENT FEE") of $3,500 to the Agent upon any assignment by a Lender of its rights and obligations under the Credit Facilities (including, but not limited to, an assignment by a Lender to another Lender).

                                        OTHER

This commitment is governed by the law of the State of Indiana. Except with respect to certain foreign collateral documents which will be governed by the laws of the applicable collateral jurisdiction, the Loan Documents will be governed by the law of the State of Illinois (provided, to the extent such choice of law is not enforceable, to the law of the State of Indiana). This term sheet is intended as an outline only and does not purport to summarize all the conditions, covenants, representations, warranties, and other provisions which would be contained in definitive legal documentation for the financing contemplated hereby. The commitment of the Agent and the other Lenders is subject to negotiation and execution of definitive Loan Documents in form and substance satisfactory to the Agent and the other Lenders and their respective counsel.

                                                                       EXHIBIT A

                      APPLICABLE INTEREST RATE MARGINS AND FEES

The Applicable Margins, commitment fee and letter of credit fee are determined by the ratio of (a) total indebtedness (including contingent liabilities) to (b) EBITDA (the "LEVERAGE RATIO") as per the following schedule:

                          APPLICABLE MARGINS

                                                             FACILITIES     COMMITMENT FEE
                          LEVERAGE                             A & B
                                                             EURODOLLAR
------------------------------------------------------------------------------------------
Level 1      greater than 2.5                                  0.875%             0.25%
------------------------------------------------------------------------------------------
Level 2      greater than 2.0 but less than or equal to 2.5    0.75%              0.25%
------------------------------------------------------------------------------------------
Level 3      greater than 1.5 but less than or equal to 2.0    0.625%             0.20%
------------------------------------------------------------------------------------------
Level 4      less than or equal to 1.5                         0.50%              0.175%
------------------------------------------------------------------------------------------

PROVIDED that the Leverage Ratio applicable at the Closing Date shall be in effect for the first six months following the Closing Date.

"EBITDA" means the sum of consolidated net income PLUS, to the extent deducted in determining consolidated net income, taxes paid or accrued, MINUS extraordinary gains, PLUS extraordinary losses, PLUS total interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with indebtedness (including the loans under Facilities A and B) PLUS depreciation, PLUS amortization PLUS other non-cash charges, PLUS, if applicable, restructuring charges, writeoff of goodwill and licensing agreements, PLUS all non-recurring fees and expenses incurred in connection with the Tender Offer, the Merger and the financing thereof.

                                                                       EXHIBIT B

                                 FINANCIAL COVENANTS


Financial covenant levels will be determined at mutually agreed upon levels based upon the Borrower's projections and a reasonable cushion. EBITDA will build up on an annualized basis beginning on the Closing Date in the first four quarters.

     FIXED CHARGE COVERAGE RATIO: The Borrower will not permit the ratio for the most recently ended four quarters, determined at the end of each quarter, of (a) consolidated EBITDA less Capital Expenditures to
     (b) the sum of scheduled principal payments, consolidated cash interest expense, taxes paid and dividends to be less than a level to be determined but shall not be less than 1.1x.

     LEVERAGE RATIO: The Borrower will not permit the ratio of (a) total indebtedness determined at the end of each quarter, to (b) EBITDA (for the consecutive four quarters ending on the date of calculation) to be more than a level to be determined, but in no event shall such ratio exceed 3.0x.

     NET WORTH: The Borrower will maintain at all times, determined as at the end of each calendar quarter (commencing at the Closing Date) Consolidated Net Worth of not less than an amount equal to 90% of the Borrower's Consolidated Net Worth at the Closing Date and increasing thereafter by 50% of the aggregate of the Borrower's Consolidated Net Income (excluding all annual net losses) for each fiscal year, commencing with the fiscal year ending in 1997, plus 100% of net equity proceeds. Consolidated Net Worth shall be calculated excluding the effect of (a) foreign currency translation adjustments, unless losses attributable to such translation adjustments exceed $5,000,000 and (b) repurchases of the Borrower's stock for up to $25,000,000 in the aggregate.

     Capital Expenditures, Consolidated Net Worth and Consolidated Net Income shall be defined in a manner consistent with generally accepted accounting principles.


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